UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement                                         ☐ Confidential, for Use of the Commission

☐ Definitive Proxy Statement Only                                      (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Inter-Tel (Delaware), Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On June 29, 2007, Inter-Tel (Delaware), Incorporated issued a press release announcing that the Special Meeting of Stockholders to vote on the merger with Mitel Networks Corporation, which was originally scheduled for June 29, 2007, has been postponed. The new date, time and location for the meeting will be announced early next week.

A copy of the press release follows:

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	June 29, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jennifer Friedman
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL POSTPONES SPECIAL MEETING REGARDING

MITEL MERGER

TEMPE, AZ, June 29, 2007 – Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) announced today that the Special Meeting of Stockholders to vote on the merger with Mitel Networks Corporation, which had been scheduled for June 29, 2007, has been postponed. The new date, time and location for the meeting will be announced early next week.

Alexander L. Cappello, the Chairman of the Special Committee of Inter-Tel’s Board of Directors said, “After careful consideration, the Special Committee has decided to postpone the vote on the Mitel merger so that all Inter-Tel stockholders can evaluate recent developments when deciding how to vote their shares. We believe stockholders should have the opportunity to consider the significant recent changes in the debt capital markets adversely affecting the availability and cost of financing for acquisition or recapitalization transactions and the disclosure in Steven G. Mihaylo’s definitive proxy statement, which has only recently become available. In addition, given that the second quarter is concluding, the Special Committee believes that Inter-Tel stockholders should have the benefit of an update regarding the Company’s preliminary second quarter sales results, which the Company expects to announce at the end of next week.

Mr. Cappello, continued, “We also believe it is vital that stockholders consider the letter we recently received from Mitel Networks Corporation informing us that Mitel cannot increase the purchase price in its merger agreement, and the reasons they stated for that decision. In addition, the Special Committee believes it is important to note that there have been significant changes in Inter-Tel’s stockholder base since the record date for the special meeting, and that no other bidder has made a proposal to acquire the Company.”

Stockholders with questions or who need assistance in voting their shares may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the leveraged recapitalization strategy proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.

###